EXHIBIT 12.00



PANDA INTERFUNDING CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)


                                                          Year Ended December 31,                  Nine Months Ended September 30,
                                          1991     1992     1993     1994     1995       1995        1995     1996       1996
                                                                                      (Pro Forma)                      (Pro Forma)
Income (loss) before minority interest   $ 3,573  $ 4,957  $ 4,502  $ 5,242  $ 3,045    $(6,682)   $ 2,786    $(1,630)   $(6,653)
  and extraordinary items

Interest expenses                         15,414   11,478   11,066   11,018   11,716     21,875      8,525      11,096    16,406
Amortization of Debt issue costs             493      436      502      600      554        312        409         395       251
Capitalized interest                                                    803    5,793      5,793      3,258       9,679     9,679
   Total fixed charges                    15,907   11,914   11,568   12,421   18,063     27,980     12,192      21,170    26,336

Earnings before fixed charges             19,480   16,871   16,070   16,860   15,315     15,505     11,720       9,861    10,004

Ratio of earnings to fixed charges          1.22     1.42     1.39     1.36      .85        .55        .96         .47       .38

Deficiency in coverage of fixed charges                                      $(2,748)  $(12,475)   $  (472)   $(11,309)  $(16,332)
